EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (No. 333-227945) of Northern Oil and Gas, Inc., of our report dated September 12, 2018, included in Northern Oil and Gas, Inc.’s Current Report on Form 8-K/A dated October 23, 2018, relating to the statement of revenues and direct operating expenses of certain properties from Pivotal Williston Basin, LP and Pivotal Williston Basin II, LP, acquired by Northern Oil and Gas, Inc. for the year ended December 31, 2017, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

December 12, 2018